Exhibit 5.1

February 27, 2018

Dominion Energy Midstream Partners, LP

120 Tredegar Street

Richmond, VA 23219

Ladies and Gentlemen:

We have acted as counsel for Dominion Energy Midstream Partners, LP, a Delaware limited partnership (the “Partnership”), in connection with the preparation of the Registration Statement on Form S-3 (the “Registration Statement”) filed on the date hereof with the Securities and Exchange Commission (the “Commission”) by the Partnership under the Securities Act of 1933, as amended (the “Securities Act”), with respect to the proposed offer and sale by the Partnership from time to time, pursuant to Rule 415 under the Securities Act, of up to $500,000,000 in aggregate amount of common units representing limited partner interests in the Partnership (the “Common Units”).

We have also participated in the preparation of the prospectus (the “Prospectus”) contained in the Registration Statement to which this opinion is an exhibit. The Common Units may be offered in amounts, at prices and on terms to be determined in light of market conditions at the time of sale and to be set forth in supplements (each, a “Prospectus Supplement”) to the Prospectus.

In rendering the opinions set forth below, we have examined and relied upon (i) the Registration Statement, including the Prospectus, (ii) the Fourth Amended and Restated Agreement of Limited Partnership of the Partnership, dated as of February 27, 2018 (the “Partnership Agreement”), (iii) the Certificate of Limited Partnership of the Partnership filed with the Secretary of State of Delaware, (iv) resolutions of Dominion Energy Midstream GP, LLC, a Delaware limited liability company and the general partner of the Partnership, and (v) such other certificates, statutes, instruments and documents as we have deemed necessary or appropriate for purposes of the opinions hereafter expressed. In addition, we have reviewed such questions of law as we considered appropriate.

In connection with rendering the opinions set forth below, we have assumed that:

(i)	all information contained in all documents reviewed by us is true and correct;

(ii)	all signatures on all documents examined by us are genuine;

(iii)	each person signing documents we examined has the legal authority and capacity to do so;

(iv)	all documents submitted to us as originals are authentic and complete and all documents submitted to us as copies conform to the originals of those documents;

(v)	each certificate from governmental officials reviewed by us is accurate, complete and authentic, and all official public records are accurate and complete;

(vi)	the Registration Statement, and any amendments thereto (including post-effective amendments), will have become effective and comply with all applicable laws;

(vii)	a Prospectus Supplement to the Prospectus will have been prepared and filed with the Commission describing the Common Units offered thereby and will comply with all applicable laws;

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Dominion Energy Midstream Partners, LP February 27, 2018 Page 2

(viii)	all Common Units will be issued and sold in compliance with applicable federal and state securities laws and in the manner stated in the Registration Statement and the applicable Prospectus Supplement to the Prospectus;

(ix)	a definitive purchase, underwriting or similar agreement with respect to any Common Units offered will have been duly authorized and validly executed and delivered by the Partnership and the other parties thereto; and

(x)	any certificates of the Common Units will conform to the specimens thereof examined by us and will have been duly countersigned by a transfer agent and duly registered by a registrar of the Common Units.

Based upon the foregoing and subject to the assumptions, qualifications, limitations and exceptions set forth herein, we are of the opinion that when (a) the Partnership has taken all necessary action to approve the issuance of such Common Units, the terms of the offering thereof and related matters and (b) the Common Units have been issued and delivered in accordance with the terms of the applicable definitive purchase, underwriting or similar agreement approved by the Partnership upon payment of the consideration thereof or provided for therein, then the Common Units will be validly issued, fully paid (to the extent required under the Partnership Agreement) and nonassessable (except as such nonassessability may be affected by Section 17-303, 17-607 or 17-804 of the Delaware Revised Uniform Limited Partnership Act (“DRULPA”) and as described in the applicable Prospectus Supplement and the Prospectus).

The opinions expressed herein are qualified in the following respects:

(i) These opinions are limited in all respects to the DRULPA, the Delaware Limited Liability Company Act and the Constitution of the State of Delaware, as interpreted by the courts of the State of Delaware, and the federal laws of the United States of America, and we are expressing no opinion as to the effect of the laws of any other jurisdiction, domestic or foreign.

(ii) We express no opinion as to any matters other than as expressly set forth above, and no opinion on any other matter may be inferred or implied herefrom. The opinions expressed herein are given as of the date hereof, and we undertake no, and hereby disclaim any, obligation to advise you of any change in any matter set forth herein.

We hereby consent to the reference to this firm under the caption “Legal Matters” in the Prospectus and to the filing of this opinion as an exhibit to the Registration Statement. By giving such consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission issued thereunder.

Very truly yours,

/s/ Vinson & Elkins L.L.P.

Vinson & Elkins L.L.P.